ADDvantage Technologies Reports Financial Results for the Quarter Ended September 30, 2023

Carrollton, Texas, November 14, 2023 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported financial results for the three and nine months ended September 30, 2023, the third quarter of 2023.

“We have taken proactive steps to reduce our fixed costs by $2 million this year in response to industry-wide headwinds in both segments,” commented Joe Hart, Chief Executive Officer. “Simultaneously, we are aggressively expanding our Fulton Technologies business into adjacent Broadband and Fixed Wireless construction and infrastructure markets where we can take advantage of established relationships, existing contracts and proven capabilities. This expansion shows significant promise, representing a more durable revenue stream that is more resistant to economic pressures. We are encouraged with the initial response to our Broadband initiatives and our backlog for fiber network construction has increased substantially over just a few short months.”

“In the interim, we are carefully managing costs to navigate the ongoing downturn in 5G-related build activity by the national wireless carriers,” continued Mr. Hart. “Construction is expected to pick back up in 2024 as wireless data consumption and network demand continues to climb at a positive rate.

Our Telco Segment is also experiencing a start to increased monthly sales due to an increase in orders for Optical Transport equipment. Simultaneously, we have methodically reduced our Telco inventory levels by $1.8 million over the first nine months of the year in light of lower demand.”

Financial Results for the Three Months ended September 30, 2023

Third quarter sales were $10.3 million, a decrease of $15.6 million, or 60% compared to $25.9 million last year. The decrease was primarily due to a decrease of $11.4 million in Telco revenue, and a decrease of $4.2 million in Wireless revenue.

Gross profit was $2.8 million, or 27% gross margin, compared to gross profit of $8.5 million, or 33.0% gross margin, for the same period last year. Operating expenses decreased $0.6 million, or 27%, to $1.7 million reflecting the previously announced cost-reduction initiatives. Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories, decreased $1.4 million or 31%, to $3.1 million for the three months ended September 30, 2023 from $4.5 million for the same period last year.

Net loss for the quarter was $2.7 million, or $0.19 per basic and diluted share, compared to net income of $1.5 million, or $0.11 per basic and diluted share, for the same quarter last year.

Balance sheet

Cash and cash equivalents were $1.6 million as of September 30, 2023, compared to $2.6 million at December 31, 2022. Outstanding debt as of September 30, 2023 was $3.6 million.

As a result of continuing negative operating results, the Company is exploring obtaining other funding arrangements to supplement working capital and a replacement of its current accounts receivable factoring facility which matures December 17, 2023. Our unaudited financial statements include an explanatory paragraph related to the Company’s ability to continue as a going concern. See further discussion in Note 2 to the Company’s financial statements included in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023. This announcement does not represent any change or amendment to the Company’s financial statements or to its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023.

Earnings Conference Call

The Company will host a conference call on Tuesday, November 14, 2023 at 5 p.m. Eastern.

Date:                 Tuesday, November 14, 2023
Time:                 5 p.m. Eastern
Toll-free Dial-in Number:        1-844-826-3035
International Dial-in Number:    1-412-317-5195
Conference ID:            10184146

Participants can also click this link to have an operator connect interested parties to the call using passcode: 6996978.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through November 28, 2023.

Toll-free Replay Number:     1-844-512-2921
International Replay Number:     1-412-317-6671
Replay Passcode:         10184146
An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and

Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com/.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

For further information:
Hayden IR
Brett Maas
(646) 536-7331
aey@haydenir.com
-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,632	$2,552
Restricted cash	722	1,101
Accounts receivable, net of allowances of $304 and $262, respectively	1,491	1,682
Unbilled revenue	1,232	5,005
Income tax receivable	102	102
Inventories, net of allowances of $4,118 and $3,871, respectively	7,788	9,563
Prepaid expenses and other current assets	1,313	1,399
Total current assets	14,280	21,404

Property and equipment, at cost:
Machinery and equipment	5,568	5,542
Leasehold improvements	899	899
Total property and equipment, at cost	6,467	6,441
Less: Accumulated depreciation	(3,761)	(3,057)
Net property and equipment	2,706	3,384
Right-of-use lease assets	814	1,540
Intangibles, net of accumulated amortization	470	709
Goodwill	58	58
Other assets	207	123
Total assets	$18,535	$27,218

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,777	$9,407
Accrued expenses	1,531	1,445
Deferred revenue	332	148
Notes payable	2,220	—
Right-of-use lease obligations, current	757	1,204
Finance lease obligations, current	627	636
Other current liabilities	565	442
Total current liabilities	12,809	13,282
Right-of-use lease obligations, long-term	149	635
Finance lease obligations, long-term	790	1,254
Total liabilities	13,748	15,171
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 14,850,858 and 14,132,033 shares issued and outstanding, respectively	149	141
Paid in capital	3,625	2,585
Retained earnings	1,013	9,321
Total shareholders’ equity	4,787	12,047
Total liabilities and shareholders’ equity	$18,535	$27,218

ADDvantage Technologies Group, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Sales	$10,341	$25,926	$37,148	$77,474
Cost of sales	7,502	17,383	27,620	55,026
Gross profit	2,839	8,543	9,528	22,448
Operating expenses	1,689	2,303	5,703	7,600
Selling, general and administrative expenses	3,071	4,464	9,965	12,459
Depreciation and amortization expense	308	295	942	925
Gain on disposal of assets	—	311	—	309
Income (loss) from operations	(2,229)	1,792	(7,082)	1,773
Other expense:
Other expense	(158)	(273)	(491)	(675)
Interest expense	(338)	(36)	(717)	(134)
Other expense, net	(496)	(309)	(1,208)	(809)

Income (loss) before income taxes	(2,725)	1,483	(8,290)	964
Income tax provision	2	—	18	—

Net income (loss)	$(2,727)	$1,483	$(8,308)	$964

Income (loss) per share:
Basic and diluted	$(0.19)	$0.11	$(0.60)	$0.07
Shares used in per share calculation:
Basic and diluted	14,256,869	13,638,162	13,882,628	13,302,410

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes impairment charges for operating lease right-of-use assets and intangible assets including goodwill, stock compensation expense, other income, other expense, interest income and income from equity method investment. Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as calculated below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of loss from operations to Adjusted EBITDA for the three and nine month periods ended September 30, 2023 and 2022, in thousands:

	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(1,853)	$(376)	$(2,229)	$(202)	$1,994	$1,792
Depreciation and amortization expense	188	120	308	174	121	295
Stock compensation expense	(7)	72	65	78	72	150
Adjusted EBITDA	$(1,672)	$(184)	$(1,856)	$50	$2,187	$2,237

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(5,617)	$(1,465)	$(7,082)	$(3,859)	$5,632	$1,773
Depreciation and amortization expense	582	360	942	561	364	925
Stock compensation expense	283	380	663	234	266	500
Adjusted EBITDA	$(4,752)	$(725)	$(5,477)	$(3,064)	$6,262	$3,198